Exhibit 99

News Release dated September 16, 2005

Ecoloclean Acquires Aquatronics Industries, Inc.


CRYSTAL CITY, Texas, Sept 16, 2005 /PRNewswire-FirstCall via COMTEX/ -- Ecoloclean Industries, Inc. (OTC Bulletin Board: ECCI), announced today its acquisition of Riverside, Rhode Island based Aquatronics Industries, Inc. For the past twenty years, Aquatronics has provided effective solutions to a diverse base of commercial and industrial customers with remediation equipment and services for the removal of impurities and waste by-products. Aquatronics' wastewater treatment systems equipment can be custom designed to remediate most any liquid or solids waste management problems necessary to comply with state and federal mandates. These custom design capabilities complement Ecoloclean's existing equipment design, allowing for modification and adaptation to service a dramatically broader base of customers and industries. Additionally, Aquatronics offers fabrication, installation, field service capabilities and mobile systems for on-site piloting and treatability assessment. Further, Aquatronics has designed and made available an economic self-contained home/business water purification system providing solutions to ever increasing contaminated water problems in underdeveloped third world countries. Also, Aquatronics was instrumental in assisting Ecoloclean Industries, Inc. (World Environmental Technologies, Inc.) in the recent purification of drinking water provided to the populace of the City of Biloxi, Mississippi. A partial list of Aquatronics clients include AAMCO, Amtrol, Kenney Manufacturing, Cape Cod Laundry, National Glass, Kenyon Industries, Simmons Manufacturing, General Electric, the British Navy, Texas Instruments, U.S. Post Office and several more major manufacturing entities. Aquatronics clients have received several special environmental merit awards by the EPA and Sewer Authorities for past projects including the Governor's Award, Attleboro, Massachusetts, the Narragansett Bay Commission Environmental Efficiency Award, Providence, Rhode Island for the year 1992, Pawtucket, Rhode Island for 1993 as well as the same award in 1999 from Lincoln, Rhode Island.

Howard Schachter, President of Aquatronics Industries, Inc., said, "After 20 years of designing and installing water treatment systems, we feel very fortunate to have joined forces with a company equally committed to perfecting remediation techniques and dedicated to preserving, protecting and saving our vital resource know as 'WATER.' We envision our combined efforts as a major step forward in the field of water and wastewater purification. We will continue to support Ecoloclean Industries, Inc. in their efforts to provide relief to the Hurricane Katrina ravaged regions of the Louisiana and Mississippi Gulf Coast."

Royis Ward, President and CEO of Ecoloclean Industries, Inc., stated, "We are pleased to have made Aquatronics Industries an integral part of our Company's working structure and intend to build upon Aquatronics existing customer base and established presence in the waste remediation industry. As we continue to align ourselves with high caliber firms, we look forward to progressing our scope of business, while expanding our capabilities in the waste remediation marketplace and water purification industry."

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About Aquatronics Industries, Inc.

Aquatronics Industries, Inc. has provided creative and cost effective solutions to a wide range of industrial and commercial pure water, wastewater and solid waste management problems for 20 years. Utilizing a patented non- chemical, electro-coalescing technology, Aquatronics Industries began installing "closed-loop" wastewater treatment systems for industry and has grown to encompass a wide variety of both commercial and industrial pure water and wastewater applications with flow rates ranging from 5 to 250 gallons per minute. For more information about the Company, please visit their website at http://www.aquatronicsindustries.com.

About Ecoloclean Industries, Inc.

Ecoloclean Industries, Inc. is the parent company of three wholly owned operating subsidiaries: Ecoloclean, Inc., World Environmental Technologies, Inc., and Aquatronics Industries, Inc. Utilizing various remediation techniques and technologies, Ecoloclean Industries provides environmental waste remediation to treat and remove impurities in contaminated and/or polluted liquids for a variety of industries including, but not limited to, refineries, petroleum related industries and oil and gas drillers. ECCI continues to seek technologies and procedures that will offer its clients the safest and most cost effective technologies available in the marketplace. For more information about the Company, please visit http://www.ecoloclean.com.

This press release may be deemed to contain certain Forward-Looking Statements with respect to the Company that are subject to risks and uncertainties that include, but are not limited to, those identified in the Company's press releases or discussed from time to time in the Company's Securities and Exchange Commission Filings. Actual results may vary.